EXHIBIT 99.1

MEDIA RELEASE

For Immediate Release:  March 12, 2020

For More Information:  Dave Anderson, EVP / COO, 954.532.4653 Ext. 102

Basanite Industries Announces Change of CEO

POMPANO BEACH, FL, March 12, 2020 – Basanite, Inc.  (OTCQB: BASA) (herein “Basanite” or the “Company”) today announced Basanite’s Board of Directors (the “Board”) determined to remove the Company’s current President and Chief Executive Officer, Richard Krolewski, effective as of March 6, 2020.  Simultaneously, the Board engaged Simon R. Kay as its Interim President and Chief Executive Officer to continue moving Basanite’s business forward.

Mr. Kay has served as a strategic consultant to the Board and the Company’s executive management since January 2020.  He brings 35 years of business leadership and acumen to Basanite.  Mr. Kay will focus on ensuring Basanite can implement its business plan, cultivate the relationships the Company has developed to date and become a successful operating entity.  Mr. Kay’s biography is set forth below.

Dave Anderson, the Company’s Chief Operations Officer commented, “I am excited to work with Simon on a daily basis and believe he is an excellent person to lead the Company.  Basanite is moving in a positive direction and Simon has the ability, experience and drive to get us to our goal of being a successful business.”

Personal Biography of Simon R. Kay

Mr. Kay is a 35-year veteran of the business and commercial aviation industries, and has an extensive record of achievement directing business, sales, new product development, and operations management within the aerospace sector. His previous experience includes roles as CEO and COO of two startup companies; he has worked for divisions of Fortune 500 companies in both Operations Management and Sales and Marketing roles; he was chief pilot of a business aircraft operations company, representing multiple aircraft owners; and he was a professional pilot, where he gained over 7,000 flight hours and multiple aircraft and helicopter type ratings.

Mr. Kay has demonstrated a proven ability to deliver millions of dollars in revenue growth while improving operational performance, market penetration, customer acquisition and retention, and profitability. He has developed special expertise in the areas of aircraft interior component design, manufacture and certification, aircraft operations, sales, and aircraft outfitting & refurbishment. He previously grew a company from initial startup to approaching $40M in annual revenue within 10 years.  Under his leadership, that organization grew to become the world leader in its market segment and developed multiple advanced aircraft interior products.  He excels at building and leading top-performing teams, establishing relationships with top-tier accounts and Fortune 500 companies, and resolving complex issues.

Mr. Kay’s visionary leadership resulted in his organization receiving multiple recognitions and awards, including: Grow Florida’s Florida Companies to Watch Award (2016); the South Florida Manufacturer’s Association Manufacturer of the Year Award (2017); and the Florida Sterling Council’s Manufacturing Business Excellence Award (2017).  Mr. Kay was awarded the Florida Governor’s Business Ambassador Award by Governor Rick Scott (2016); and was nominated as CEO of the Month by Wealth and Finance magazine (October 2015).

Mr. Kay graduated from Georgetown University with a Master of Business Administration, and from Embry-Riddle Aeronautical University with a Bachelor of Science in Professional Aeronautics (focus on Aviation Business Administration), Magna Cum Laude.  His professional memberships have included the Aircraft Owners and Pilots Association, the National Space Society and the National Business Aircraft Association.

He resides in Parkland, Florida, is married and has four children

Basanite Industries LLC manufactures BasaFlex, an enhanced basalt rebar, engineered to add intrinsic value in a concrete structure by eliminating corrosion problems often associated with intervening products or elements, or naturally caused by the steel reinforcement itself.  The company is working to position itself as the recognized leader in the engineered composite rebar market for the concrete industry.

About the company: Basanite Inc. is a publicly traded company that wholly owns Basanite Industries LLC, with primary interests in the manufacture of concrete reinforcement products made from basalt fiber reinforced polymers.

Forward-looking statements: This release contains the company's forward-looking statements which are based on management's current expectations and assumptions as of March 12, 2020, regarding the company's business and performance, its prospects, current factors, the economy, and other future conditions and forecasts of future events, circumstances, and results.